Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2015, relating to the consolidated financial statements and financial statement schedules of Black Hills Corporation and subsidiaries, and the effectiveness of Black Hills Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Minneapolis, MN
April 29, 2015